United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2013
ePlus inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 984-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

ePlus inc. (“ePlus”) is the plaintiff in a lawsuit in the United States District Court for the Eastern District of Virginia (the “Court”), in which, on May 23, 2011, the Court issued an Injunction Order enjoining Lawson Software, Inc. (“Lawson”), its officers, agents and employees, and any person in active concert or participation with them, from directly or indirectly making, using, offering to sell, or selling within the United States certain product configurations and associated services which a jury previously determined infringed certain ePlus patents.  ePlus subsequently filed a Motion to Show Cause Why Lawson Software, Inc. Should Not Be Held In Contempt  (the “Motion”) of the Injunction Order.

On August 16, 2013, the Court granted ePlus’ Motion, and entered judgment in favor of ePlus, against Lawson in the sum of $18,167,950.  To assure future compliance with the Injunction Order (as amended), Lawson is required to pay a daily fine of $62,362 to the Clerk of the Court until it establishes that it is in compliance with the Injunction Order.  However, the Court suspended the payment obligation of the daily fine until September 20, 2013, and, if by then, Lawson purges the contempt and establishes that it is in compliance with the Injunction Order, no fine to the Court will be payable.  If by September 20, 2013, Lawson does not establish that it is in compliance with the Injunction Order, the daily fine shall be payable from August 16, 2013, until compliance is established.  ePlus will not receive any amount of the daily fine.  Litigation is inherently unpredictable and it is currently unclear when or if ePlus will be able to collect the awarded judgment.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: August 20, 2013